Exhibit 99.2

COTY INC. AND LI & FUNG ANNOUNCE A DISTRIBUTION AGREEMENT IN CHINA

NEW YORK, June 3, 2014 — Coty Inc. (NYSE: COTY) and Li & Fung announced today that they have entered into an agreement in which Li & Fung will distribute some of Coty's power brands in China, including adidas, Rimmel, and Playboy.

This agreement with Li & Fung represents a shift in Coty's go-to-market strategy for brands sold through the mass distribution channel in China, by allowing Coty to leverage Li & Fung's broad distribution network in that channel. Coty will oversee development, production, marketing and brand building activities, while profiting from the strong go-to-market capabilities of Li & Fung. At this juncture, Coty will also discontinue the TJoy brand to focus on the international power brands that have more growth potential in China. This distribution agreement is consistent with Coty’s previously announced intent to reorganize Coty’s mass business in China, with the objective of bringing significant benefits to the profitability of Coty China and to the overall skin and body care segment.

The partnership will start July 1 for a handover of the activities concerned.

"We expect our partnership with Li & Fung to accelerate the expansion of some of our international brands in the mass channel, strengthening Coty’s position in this fast growing market,” said Michele Scannavini, CEO, Coty Inc. "Li & Fung is a valued business partner, and we look forward to a long term and successful partnership in China.”

Gerard Raymond, senior executive at LF Asia, a business unit of Li & Fung, commented, "We are delighted to be deepening the longstanding relationship between LF Asia and Coty. Li & Fung provides its expertise to Coty in different areas of the supply chain, including sourcing, manufacturing and now distribution. LF Asia is uniquely placed to give Coty's power brands access to the Chinese consumer and throughout our network in China.  We are very much looking forward to this opportunity with Coty and we see great potential to develop our partnership further.”

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About Coty Inc.
Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2013. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty's product offerings include such global brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

Forward Looking Statements
Certain statements in this release are forward-looking statements. These forward-looking statements are generally identified by words or phrases, such as “will”, “intend”, “bring” and similar words or phrases. These forward-looking statements reflect Coty’s current views and actual results may differ materially from the results predicted due to risks and uncertainties including Coty and Li & Fung’s ability to achieve their strategy and compete effectively in the market; risks related to Coty’s international operations, including regulatory, reputational, operational and financial risks; the ability and willingness of Coty, Li & Fung and their respective business partners to deliver under the agreement; administrative, development or other difficulties in meeting the expected timing of market expansion, marketing and sales activities; whether Coty will be able to implement the reorganization as planned; and whether Coty will incur higher than anticipated

Exhibit 99.2

charges and/or payments, or will not recognize anticipated significant benefits, in connection with the reorganization. More information about potential risks and uncertainties that could affect the Coty’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other periodic reports Coty may file with the Securities and Exchange Commission from time to time. Coty assumes no responsibility to update forward-looking statements made herein or otherwise.

For more on Coty, please visit Coty.com.

Media Contacts:
Catherine Walsh                Lale Kesebi
COTY                        LI & FUNG

SVP, Corporate Communications	Chief Communications Officer & Head of Strategic Engagement
212.389.7346                    + 852 2300 49
catherine_walsh@cotyinc.com        lalekesebi@lifung.com.hk